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For Immediate Release                                              Exhibit 99.1
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       AMEDISYS EXPECTS SECOND QUARTER EARNINGS TO APPROXIMATE $1 MILLION

BATON ROUGE, Louisiana (July 19, 2001) - Amedisys, Inc. (OTC BB: "AMED") hosted a conference call on July 18, 2001 to discuss with investors the financial impact of a previously announced overstatement in net service revenue for the quarters ended December 31, 2000 and March 31, 2001.

During the conference call, the Company made certain forward-looking statements with respect to projected earnings which are described herein. For the quarter ending June 30, 2001, the Company expects to report pretax net income of approximately $1 million. The expected improvement in profitability, from the first quarter of 2001 to the second quarter of 2001, primarily reflects the anticipated impact of a Medicare price increase resulting from the Benefits Improvement and Protection Act of 2000, which became effective April 1, 2001.

"I want to thank the investing community for their patience and support as we have undertaken an extensive review of our systems during the past several weeks," stated William F. Borne, Chairman and Chief Executive Officer of Amedisys, Inc. "Our commitment to provide quality patient care and increase shareholder value remains unchanged, and we look forward to the opportunities that our future holds."

A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE THROUGH JULY 25, 2001, BY DIALING 800-428-6051. THE ACCESS CODE IS #202030 FOR THE REPLAY.

Amedisys, Inc. is a multi-regional provider of home health nursing services and is headquartered in Baton Rouge, Louisiana. Its common stock trades on the OTC Bulletin Board under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
    RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893
                       or via e-mail at info@rjfalkner.com